Exhibit 5.1

June 19, 2008

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Re:	pSivida Corp.’s Post-Effective Amendment No. 1

to Form F-3 on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Post-Effective Amendment No. 1 to Form F-3 on Form S-3 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of shares of common stock, $0.001 par value (“Common Stock”), of pSivida Corp., a Delaware corporation (the “Company”). The shares to be resold constitute shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued pursuant to the Securities Purchase Agreement dated September 18, 2006 by and among pSivida Limited and the purchasers named therein, and the subsequent amendment thereto, the obligations under which Warrants were transferred to and assumed by the Company pursuant to an order of the Federal Court of Australia.

We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefor at a price at least equal to the par value thereof and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP